EL DORADO CHEMICAL COMPANY,

                     NORTHWEST FINANCIAL CORPORATION,

                       SLURRY EXPLOSIVE CORPORATION


                                    and


                        THE PURCHASERS NAMED HEREIN







                          NOTE PURCHASE AGREEMENT




                          Dated February 13, 1997



                        $50,000,000 Notes due 2004

                             TABLE OF CONTENTS

ARTICLE                                                                PAGE

ARTICLE 1. - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1.  Defined Terms.. . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2.  Miscellaneous.. . . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE 2. - THE NOTES . . . . . . . . . . . . . . . . . . . . . . . . . 11
     2.1.  Authorization of Notes. . . . . . . . . . . . . . . . . . . . 11
     2.2.  Sale and Purchase of Notes. . . . . . . . . . . . . . . . . . 11

ARTICLE 3. - CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE 4. - CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . 11
     4.1.  Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . 11
     4.2.  Representations, Warranties and Covenants . . . . . . . . . . 12
     4.3.  Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.4.  Collateral Agreements.. . . . . . . . . . . . . . . . . . . . 12
     4.5.  Recordings, Filings and Priority. . . . . . . . . . . . . . . 12
     4.6.  Title Insurance; Survey.. . . . . . . . . . . . . . . . . . . 13
     4.7.  Compliance with Securities Laws.. . . . . . . . . . . . . . . 13
     4.8.  Proceedings and Documents.. . . . . . . . . . . . . . . . . . 13
     4.9.  No Event of Default or Potential Event of Default . . . . . . 13
     4.10. Payment of Closing Fees.. . . . . . . . . . . . . . . . . . . 13
     4.11. Original Documents. . . . . . . . . . . . . . . . . . . . . . 14
     4.12. Loan to Appraised Values. . . . . . . . . . . . . . . . . . . 14
     4.13. Insurance.. . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.14. Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.15. Environmental Matters.. . . . . . . . . . . . . . . . . . . . 14

ARTICLE 5. - REPRESENTATIONS AND WARRANTIES RELATING TO THE
           BORROWERS . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.1.  Organization, Standing, etc . . . . . . . . . . . . . . . . . 14
     5.2.  Qualification.. . . . . . . . . . . . . . . . . . . . . . . . 15
     5.3.  Business and Financial Statements.. . . . . . . . . . . . . . 15
     5.4.  Adverse Changes.. . . . . . . . . . . . . . . . . . . . . . . 15
     5.5.  Tax Returns and Payments. . . . . . . . . . . . . . . . . . . 15
     5.6.  Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.7.  Title to Properties and Assets; Liens.. . . . . . . . . . . . 16
     5.8.  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.9.  Compliance with Collateral Agreements.. . . . . . . . . . . . 16
     5.10. Compliance with Other Instruments.. . . . . . . . . . . . . . 16
     5.11. Governmental Consents.. . . . . . . . . . . . . . . . . . . . 17
     5.12. Permits and Licenses. . . . . . . . . . . . . . . . . . . . . 17
     5.13. Federal Reserve Regulations.. . . . . . . . . . . . . . . . . 17
     5.14. Status Under Certain Federal Statutes.. . . . . . . . . . . . 17
     5.15. Compliance with ERISA . . . . . . . . . . . . . . . . . . . . 17
     5.16. Matters Pertaining to Mortgaged Properties. . . . . . . . . . 19
     5.17. Use of Proceeds.. . . . . . . . . . . . . . . . . . . . . . . 20
     5.18. Solvency of the Borrowers.. . . . . . . . . . . . . . . . . . 20
     5.19. Environmental Matters . . . . . . . . . . . . . . . . . . . . 20
     5.20. Brokers.. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.21. No Defaults.. . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.22. Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE 6. - REPRESENTATIONS AND WARRANTIES OF PURCHASERS. . . . . . . . 21
     6.1.  Purchase for Investment.. . . . . . . . . . . . . . . . . . . 21
     6.2.  Purchasers' ERISA Representation. . . . . . . . . . . . . . . 21

ARTICLE 7. - INTEREST RATE PROVISIONS. . . . . . . . . . . . . . . . . . 22
     7.1.  Interest on Fixed Notes.. . . . . . . . . . . . . . . . . . . 22
     7.2.  Interest on Floating Notes. . . . . . . . . . . . . . . . . . 22
     7.3.  Interest Rate Lock. . . . . . . . . . . . . . . . . . . . . . 23
     7.4.  Past Due Payments . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE 8. - PAYMENT OF NOTES. . . . . . . . . . . . . . . . . . . . . . 23
     8.1.  Required Payments of Notes. . . . . . . . . . . . . . . . . . 23
     8.2.  Optional Prepayments of Notes; Allocations. . . . . . . . . . 24
     8.3.  Notice of Prepayments; Officers' Certificate. . . . . . . . . 24
     8.4.  Maturity; Surrender.. . . . . . . . . . . . . . . . . . . . . 25

ARTICLE 9. - ACCOUNTING, REPORTING AND INSPECTION
           COVENANTS OF THE BORROWERS. . . . . . . . . . . . . . . . . . 25
     9.1.  Accounting. . . . . . . . . . . . . . . . . . . . . . . . . . 25
     9.2.  Financial Statements and Other Information. . . . . . . . . . 25
     9.3.  Inspection. . . . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE 10. - BUSINESS AND FINANCIAL COVENANTS OF THE BORROWERS. . . . . 29
     10.1. Covenants.. . . . . . . . . . . . . . . . . . . . . . . . . . 29
           (a) Debt to Capitalization. . . . . . . . . . . . . . . . . . 29
           (b) Combined Net Worth. . . . . . . . . . . . . . . . . . . . 29
           (c) Combined Working Capital. . . . . . . . . . . . . . . . . 29
           (d) Current Ratio.. . . . . . . . . . . . . . . . . . . . . . 29
           (e) Fixed Charge Coverage.. . . . . . . . . . . . . . . . . . 29
           (f) Liens.. . . . . . . . . . . . . . . . . . . . . . . . . . 29
           (g) Investments, Guaranties, etc. . . . . . . . . . . . . . . 30
           (h) Restricted Payments.. . . . . . . . . . . . . . . . . . . 30
           (i) Consolidation, Merger and Sale of Substantially All Assets. 30
           (j) Formation of Subsidiaries.. . . . . . . . . . . . . . . . 31
           (k) Interested Party Transactions.. . . . . . . . . . . . . . 31
           (l) Existence.. . . . . . . . . . . . . . . . . . . . . . . . 31
           (m) Payment of Taxes and Claims; Tax Consolidation. . . . . . 31
           (n) Compliance with ERISA.. . . . . . . . . . . . . . . . . . 31
           (o) Compliance with Laws. . . . . . . . . . . . . . . . . . . 32
           (p) Maintenance of Properties; Insurance. . . . . . . . . . . 32
           (q) Title.. . . . . . . . . . . . . . . . . . . . . . . . . . 32
           (r) Conduct of Business.. . . . . . . . . . . . . . . . . . . 32
           (s) Capital Improvements. . . . . . . . . . . . . . . . . . . 33
     10.2. Calculations. . . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE 11. - [intentionally omitted]. . . . . . . . . . . . . . . . . . 33

ARTICLE 12. - REGISTRATION, TRANSFER, AND SUBSTITUTION OF
            NOTES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     12.1. Note Register; Ownership of Notes.. . . . . . . . . . . . . . 33
     12.2. Transfer and Exchange of Notes. . . . . . . . . . . . . . . . 33
     12.3. Replacement of Notes. . . . . . . . . . . . . . . . . . . . . 33

ARTICLE 13. - PAYMENTS ON NOTES. . . . . . . . . . . . . . . . . . . . . 34

ARTICLE 14. - EVENTS OF DEFAULT AND ACCELERATION . . . . . . . . . . . . 34
     14.1. Events of Default . . . . . . . . . . . . . . . . . . . . . . 34
     14.2. Acceleration. . . . . . . . . . . . . . . . . . . . . . . . . 36
     14.3. Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . 37

ARTICLE 15. - EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . 37

ARTICLE 16. - MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . 38
     16.1. Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     16.2. Amendments and Waivers. . . . . . . . . . . . . . . . . . . . 38
     16.3. Indemnification . . . . . . . . . . . . . . . . . . . . . . . 38
     16.4. Usury Not Intended. . . . . . . . . . . . . . . . . . . . . . 39
     16.5. Notices.. . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     16.6. Reproduction of Documents.. . . . . . . . . . . . . . . . . . 40
     16.7. Successors and Assigns. . . . . . . . . . . . . . . . . . . . 41
     16.8. Invalid Provisions. . . . . . . . . . . . . . . . . . . . . . 41
     16.9. Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     16.10.    Counterparts. . . . . . . . . . . . . . . . . . . . . . . 41
     16.11.    Further Action. . . . . . . . . . . . . . . . . . . . . . 41
     16.12.    Creditors . . . . . . . . . . . . . . . . . . . . . . . . 41
     16.13.    Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . 41
     16.14.    Entire Agreement. . . . . . . . . . . . . . . . . . . . . 41
     16.15.    GOVERNING LAW.. . . . . . . . . . . . . . . . . . . . . . 41

Schedule of Purchasers
Schedule of Information for Payment and Notices

EXHIBITS

A-1  Form of Fixed Note
A-2  Form of Floating Note
B-1  Form of Arkansas Mortgage and Security Agreement
B-2  Form of Assignment of Leases and Rents
C    Environmental Indemnity Agreement
D    Receipt of Funds
E    Closing Certificate
F    Officer's Certificate

                                                           Draft of 2/12/97

                          NOTE PURCHASE AGREEMENT


     This Note Purchase Agreement (this "Agreement") dated February 13, 1997, by and among the entities identified on Schedule I attached hereto (each a "Purchaser" and collectively, "Purchasers"), El Dorado Chemical Company, an Oklahoma corporation ("EDC"), Northwest Financial Corporation, an Oklahoma corporation ("NFC"), and Slurry Explosive Corporation, an Oklahoma corporation ("Slurry") (EDC, NFC and Slurry are sometimes individually referred to as a "Borrower" and collectively, the "Borrowers").

                             R E C I T A L S :

     WHEREAS, EDC and NFC are each, directly or indirectly, wholly owned subsidiaries of LSB Industries, Inc. and are affiliates of each other, and Slurry is a wholly owned subsidiary of EDC;

     WHEREAS, the Borrowers desire to jointly and severally issue and sell Floating Notes and Fixed Notes in the aggregate principal amount of $50,000,000 (the "Notes") to Purchasers for the purpose of refinancing existing debt and other general corporate purposes; and

     WHEREAS, Purchasers desire to purchase severally and not jointly the Notes from the Borrowers upon the terms and conditions contained in this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the parties to this Agreement mutually agree as follows:


                                ARTICLE 1.
                                DEFINITIONS

     1.1. Defined Terms. As used herein the following terms have the following respective meanings:

     Affiliate: with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person, or (b) any director, officer, partner or employee of such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. The term "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall in any event include the ownership or power to vote ten percent (10%) or more of the outstanding equity interests of such other Person.

     Appraised Value: The appraised value of the Mortgaged Properties, as determined by AccuVal Associates, Inc., or such other appraiser selected by Purchasers.

     Bankruptcy Code:  the meaning provided in Section 14.1(e).

     Borrower: individually, EDC, NFC or Slurry, or any successor thereto by merger, consolidation, or otherwise.

     Business Day: any day on which national banks are open in Dallas, Texas, Chicago, Illinois and Boston, Massachusetts.

     Called Principal: with respect to any Fixed Note, the principal of such Fixed Note that is to be prepaid pursuant to Section 8.2 or is declared to be immediately due and payable pursuant to Article 14, as the context requires.

     Capital Expenditures: for any period, expenditures (including, without limitation, the aggregate amount of Capital Lease Obligations incurred during such period) made by a Borrower or any of its respective Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

     Capital Lease Obligations: all obligations to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet under GAAP, and for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

     Certificate:  the meaning specified in Section 4.4(d).

     Change of Control: the failure of LSB to directly or indirectly own and control 100% of the capital stock of any Borrower.

     Closing:  the meaning specified in Article 3.

     Closing Date:  the meaning specified in Article 3.

     Code:  the Internal Revenue Code of 1986, as amended from time to time.

     Collateral:  the Mortgaged Properties.

     Collateral Agreements: the Security Documents, the Financing Statements, the Environmental Indemnity Agreement, the Receipt of Funds, the Certificate and all other documents and instruments that may be executed or delivered hereunder or in connection herewith.

     Combined Debt: at any time, the total consolidated Debt of EDC and NFC and their respective Subsidiaries determined on a combined basis, excluding (without duplication in any instance) any Debt owed to EDC or NFC by any of its respective Subsidiaries or another Subsidiary and any Debt owed by a Borrower to any of its respective Subsidiaries or to another Borrower.

     Combined Fixed Charge Coverage Ratio: the ratio of (A) EBITDA plus total lease payments (other than payments under Capital Lease Obligations and rents paid by a Borrower to another Borrower) to (B) the sum of (i) Combined Interest Expense, (ii) total lease payments (other than Capital Lease Obligations), (iii) principal payments due on or scheduled mandatory redemptions of Debt (including the Notes) within one year, whether or not actually paid and (iv) the current portion of Capital Lease Obligations, all determined on a consolidated and combined basis for EDC and NFC and their respective Subsidiaries.

     Combined Interest Expense: for any period, the total consolidated interest expense of EDC and NFC and their respective Subsidiaries for such period, determined in accordance with GAAP (minus, to the extent included therein, any interest expense not paid in cash and interest expense paid by a Borrower to another Borrower) including, without limitation (and without duplication in any instance), (a) all interest paid on Debt of a Borrower and its Subsidiaries (other than Debt owing from one Borrower to another Borrower), (b) all commissions, discounts and other fees and charges owed with respect to letters of credit and banker's acceptances allocable to or amortized over such period, (c) net costs under Interest Rate Agreements and
(d) the portion of any amount payable under Capital Lease Obligations that is, in accordance with GAAP, allocable to interest expense, determined on a combined basis.

     Combined Net Income: for any period, the total of all amounts which, in conformity with GAAP, would be included under net income (or deficit) on a consolidated income statement of each of EDC and NFC and their respective Subsidiaries for such period, after deducting all operating expenses, provisions for all taxes and reserves (including, but not limited to, reserves for deferred income taxes), and all other proper deductions, determined on a combined basis.

     Combined Net Worth: the total consolidated assets of EDC and NFC and their respective Subsidiaries (in accordance with GAAP) less in each case Total Liabilities, determined on a combined basis.

     Combined Working Capital: total Current Assets less Current Liabilities of EDC and NFC and their respective Subsidiaries, determined on a combined basis.

     Commission: the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

     Current Assets: the consolidated assets of EDC and NFC and their respective Subsidiaries, as the case may be, which can be readily converted into cash within one year and all other assets deemed current assets in accordance with GAAP, determined on a combined basis.

     Current Liabilities: the consolidated Debt, trade payables, accrued expenses and other obligations of EDC and NFC and their respective Subsidiaries, which must be satisfied or have maturities within one year, as determined in accordance with GAAP, and the outstanding balance of any revolving credit facility, determined on a combined basis, but excluding any Debt owing by one Borrower to another Borrower.

     Debt: as of any date of determination, all items (other than trade payables, accrued expenses, advance payments from customers, capital stock, capital surplus and retained earnings, and long-term deferred taxes) that in accordance with GAAP would constitute a liability as shown on the liability side of a balance sheet of a Borrower including Capital Lease Obligations. Without limiting the generality of the foregoing, with respect to any Person, the term "Debt" in any event shall include indebtedness for borrowed money, including long-term and short-term debt, obligations and liabilities secured by any Lien existing on property owned subject to such Lien, whether or not the indebtedness, obligation or liability secured thereby shall have been assumed.

     Default Rate:  (i) with respect to the Fixed Notes, 12.57% per annum and
(ii) with respect to the Floating Notes, two percent (2%) above the then current interest rate on the Floating Notes, but in each instance not to exceed the Highest Lawful Rate.

     Discounted Value: with respect to the Called Principal of any Fixed Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on a semiannual basis) equal to the Reinvestment Yield with respect to such Called Principal.

     EBITDA: for any period, shall mean the Combined Net Income after restoring amounts deducted for depreciation, amortization, interest expense and taxes for each of EDC and NFC and their respective Subsidiaries, determined on a combined basis.

     Eligible Subsidiary: any corporation or other entity organized under the laws of a state of the United States and located entirely within the United States and 100% of all equity interests of which is owned by a Borrower either directly or through another Eligible Subsidiary.

     Environmental Consultant:  the meaning specified in Section 4.15.

     Environmental Indemnity Agreement:  the meaning specified in Section
4.4(c).

     ERISA: the Employee Retirement Income Security Act of 1974, as amended from time to time.

     Event of Default:  the meaning specified in Section 14.1.

     Exchange Act: the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     Financial Statements:  the meaning specified in Section 5.3.

     Financing Statements:  the meaning specified in Section 4.4(b).

     Fiscal Year:  the fiscal year of each Borrower for purposes of
Article 9.

     Fixed Note: the meaning specified in Section 2.1. Fixed Notes shall also include any Floating Notes for which the interest rate is permanently set pursuant to Section 7.3.

     Floating Note:  the meaning specified in Section 2.1.

     Funded Debt: the consolidated Debt (excluding any Guaranty, the outstanding balance of any revolving credit facility and Debt owing from one Borrower to another Borrower) of EDC and NFC and their respective
Subsidiaries, other than Debt that by its terms matures within one year of the date of determination, determined on a combined basis.

     GAAP: generally accepted accounting principles as set forth from time to time in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board or in such opinions and statements of such other entities as shall be approved by a significant segment of the accounting profession.

     Guaranty: all obligations by a Person which in any manner directly or indirectly guarantee the payment or performance of any indebtedness or other obligation of any other Person or assure or in effect assure the holder of any guaranteed obligation against the loss in respect thereof.

     Hancock: John Hancock Mutual Life Insurance Company and its successors and assigns.

     Highest Lawful Rate:  the meaning specified in Section 16.4.

     Indemnified Party:  the meaning specified in Section 11.2.

     Interest Option Notice:  the meaning specified in Section 7.2.

     Interest Period: with respect to the Floating Notes, a period commencing (i) in the case of the initial Interest Period thereunder, on the Closing Date or (ii) in the case of subsequent Interest Periods thereunder, on the termination date of the immediately preceding Interest Period applicable thereto in the case of a rollover to a new Interest Period in accordance with
Section 7.2, and ending in each case three months, six months or one year thereafter as the Borrowers shall select in accordance with Section 7.2; provided, however, that (A) any Interest Period that would otherwise end on a day that is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such next succeeding LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day and (B) any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date.

     Interest Rate Agreement: any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement under which a Borrower or any of its respective Subsidiaries is a party or a beneficiary.

     Interest Rate Set Window: the period of time not more than ten (10) days nor less than five (5) days prior to the commencement of each Interest Period.

     Investment: any direct or indirect purchase or other acquisition by a Person of stock or other securities of any other Person, or any direct or indirect loan, advance or capital contribution (other than any Guaranty) by a Person to any other Person, including all indebtedness and accounts receivable from such other Person that did not arise from sales to such other Person in the ordinary course of business.

     LIBOR Business Day: a Business Day on which dealings in dollars are carried out in the London interbank eurodollar market.

     LIBOR Premium: with respect to any Floating Note, a premium of (i) three percent (3%) of the principal amount prepaid, if the prepayment occurs on or before March 31, 2000, (ii) two percent (2%) of the principal amount prepaid, if the prepayment occurs on or after April 1, 2000 and on or before March 31, 2001 and (iii) one percent (1%) of the principal amount prepaid, if the prepayment occurs on or after April 1, 2001 and on or before March 31, 2002.

     LIBOR Rate: for any Interest Period in effect under the Floating Notes, the rate announced in The Wall Street Journal (Northeast Edition) as the London Interbank Offered Rates (LIBOR) for a period of corresponding duration.

     Lien: with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

     LSB: LSB Industries, Inc., a Delaware corporation and the parent corporation, directly or indirectly, of each Borrower.

     Majority Holders: a registered holder or holders (other than a Borrower or any Affiliate thereof) of, in the aggregate, a majority in principal amount of the Notes at any time outstanding (excluding any Note directly or indirectly owned by a Borrower or any Affiliate thereof).

     Make-Whole Premium: with respect to any Fixed Note (including any Floating Note that becomes a Fixed Note pursuant to the Borrowers' election to fix the interest rate thereunder in accordance with Section 7.3), a premium equal to the excess, if any, of the Discounted Value of the Called Principal of such Fixed Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Make-Whole Premium shall in no event be less than zero.

     Material Adverse Effect: a material adverse effect on the business, operations, affairs, condition or properties of the Borrowers, taken as a whole, or a matter which materially affects the ability of any Borrower to perform its respective obligations hereunder or under the Collateral Agreements.

     Maturity Date: April 1, 2004 or such earlier date upon which the maturity of the Notes is accelerated pursuant to Section 14.2.

     Moody's:  Moody's Investors Services, Inc.

     Mortgaged Properties: the aggregate of all properties pledged, conveyed and encumbered under or pursuant to the Security Documents.

     Net Income: for any period, the total of all amounts which, in conformity with GAAP, would be included under net income (or deficit) on a consolidated income statement of such Person for such period, after deducting all operating expenses, provisions for all taxes and reserves (including, but not limited to, reserves for deferred income taxes), and all other proper deductions.

     Net Tangible Assets: total consolidated assets of EDC and NFC and their respective Subsidiaries less intangible assets of EDC or NFC and their respective Subsidiaries such as goodwill, patents and similar assets that would be of an intangible nature in accordance with GAAP, determined on a combined basis.

     Notes:  collectively, the Fixed Notes and the Floating Notes.

     Officers' Certificate: a certificate executed by the President and the Secretary of each Borrower.

     PBGC: the Pension Benefit Guaranty Corporation or any governmental authority succeeding to any of its functions.

     Payment Date: the first day of each calendar quarter, but if such day is not a Business Day, the first Business Day of such quarter.

     Permitted Exceptions:  those Liens permitted under the Security
Documents.

     Permitted Investments: (a) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or of any agency thereof, in either case maturing not more than one year from the date of acquisition thereof; (b) direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of the acquisition thereof and, at the time of such acquisition, having the highest rating obtainable from either S&P or Moody's; (c) certificates of deposit issued by any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $200,000,000, maturing not more than six months from the date of acquisition thereof; (d) commercial paper rated A-1 or better or P-1 or better by S&P or Moody's, respectively, maturing not more than six months from the date of acquisition thereof; and
(e) Eurodollar time deposits having a maturity of less than six months purchased directly from any such bank (whether such deposit is with such bank or any other such bank).

     Person: a corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     Plan: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is or has been established or maintained, or to which contributions are or have been made, by the Borrower or any of the Subsidiaries or any Related Person with respect to any of them, or an employee pension benefit plan as to which the Borrower or any of the Subsidiaries or any Related Person with respect to any of them, would be treated as a contributory sponsor under Section 4069 of ERISA if it were to be terminated.

     Potential Event of Default: a default that, with notice or lapse of time or both, becomes an Event of Default.

     Premium: a LIBOR Premium or a Make-Whole Premium, as the case may be.

     Property: any right or interest in or to property of any kind whatsoever, whether real, personal (including, without limitation, cash) or mixed and whether tangible or intangible.

     Purchasers: the Persons identified on Schedule I attached hereto and their respective successors and assigns.

     Receipt of Funds:  the meaning specified in Section 4.4(d).

     Reinvestment Yield: with respect to the Called Principal of any Note, the yield to maturity implied by (a) the yields reported, as of 10:00 a.m. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 5" on the Telerate Service (or such other display as may replace Page 5 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Life of such Called Principal as of such Settlement Date, plus 100 basis points, or (b) if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Life of such Called Principal as of such Settlement Date, plus 100 basis points. Such implied yield shall be determined, if necessary, by (x) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (y) interpolating linearly between reported yields.

     Related Person: as to any Person, either (a) any corporation or trade or business that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, or (b) is under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) is a member of any affiliated service group (within the meaning of Section 414(m) of the Code) that includes such Person, or (d) is otherwise treated as part of the controlled group that includes such Person (within the meaning of Section 414(o) of the Code).

     Remaining Life: with respect to the Called Principal of any Fixed Note, the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

     Remaining Scheduled Payments: with respect to the Called Principal of any Fixed Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

     Responsible Officer: the President, the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer of a Borrower.

     S&P:  Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc.

     Schedule of Information for Payment and Notices: the meaning specified in Article 13.

     Secured Debt: all indebtedness for borrowed money or evidenced by a bond, debenture, note or similar evidence of indebtedness, which is secured by a Lien on any assets of a Borrower or any of its respective Subsidiaries or any shares of stock or Debt of any Subsidiary of a Borrower.

     Securities Act: the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     Security Documents: the meaning specified in Section 4.4(a).

     Settlement Date: with respect to the Called Principal of any Fixed Note, the date on which such Called Principal is to be prepaid pursuant to
Section 8.2 or is declared to be immediately due and payable pursuant to
Article 14.

     Special Counsel:  Locke Purnell Rain Harrell (A Professional
Corporation) as special counsel to Purchasers in connection with this Agreement.

     Stock: all shares, options, warrants, interests, participations or other equity equivalents (regardless of how designated) of a corporation or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3(a)11-1 of the General Rules and Regulations promulgated by the Commission under the Exchange Act).

     Subordinated Debt: Debt of a Borrower that by its terms is subordinated to the Notes.

     Subsidiary: any corporation or other entity of which more than 50% of the outstanding voting shares are at the time owned (either alone or through Subsidiaries or together with Subsidiaries) by a Borrower or another Subsidiary of such Borrower.

     Total Capitalization: total stockholder's equity of EDC and NFC and their respective Subsidiaries on a consolidated basis plus total Funded Debt, all determined on a combined basis.

     Total Liabilities: total consolidated liabilities of EDC and NFC and their respective Subsidiaries, as the case may be, as shown on its annual balance sheet in accordance with GAAP, determined on a combined basis

     Unfunded Current Liability: as to any Plan, the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

     Welfare Plan: an employee welfare benefit plan (as defined in Section 3(1) of ERISA) or a group health plan (as defined in Section 4980B(g)(2) of the Code) which is or has been established or maintained, or to which contributions are or have been made, by the Borrower or any of the Subsidiaries or any Related Person with respect to any of them.

     1.2. Miscellaneous. References herein to an "Exhibit" or "Schedule" are, unless otherwise specified, to one of the exhibits or schedules attached to this Agreement, and references herein to a "Section" are, unless otherwise specified, to one of the Sections of this Agreement. As used in this Agreement, the words "herein," "hereof," "hereby," and "hereunder" refer to this Agreement as a whole and not to any particular Section or subdivision of this Agreement. References herein to masculine or neuter are construed to include masculine, feminine or neuter, where applicable, and references herein to singular include plural and to plural include singular, where applicable. When a definition or calculation in Section 1.1 refers to a matter on a "combined basis," it shall mean a determination based on the combined financial statements of EDC and NFC and their respective Subsidiaries.


                                ARTICLE 2.
                                 THE NOTES

     2.1. Authorization of Notes. The Borrowers have authorized the issuance and sale on a joint and several basis of (i) $25,000,000 aggregate principal amount of 10.57% Fixed Rate Notes (together with all notes issued in substitution or exchange therefor pursuant to Article 12, the "Fixed Notes") and (ii) $25,000,000 aggregate principal amount of Floating Rate Notes (together with all notes issued in substitution or exchange therefor pursuant to Article 12, the "Floating Notes") pursuant to this Agreement. Each Note will be in the amount of $1,000 or a multiple thereof, will bear interest on the unpaid principal balance thereof from the date of the Note as prescribed herein, payable as set forth in Articles 7 and 8, will mature on April 1, 2004 and will be substantially in the form of Exhibit A-1 (for the Fixed Notes) and Exhibit A-2 (for the Floating Notes). In addition, any note issued following a permanent setting of the interest rate in accordance with Section 7.3 shall be in the form of Exhibit A-1 and shall be deemed a Fixed Note.

     2.2. Sale and Purchase of Notes. Subject to the terms and conditions hereof, the Borrowers will issue and sell to Purchasers and, subject to the terms and conditions hereof, each Purchaser will purchase severally and not jointly from the Borrowers, at the Closing provided for in Article 3, the aggregate principal amount of Fixed Notes and Floating Notes as indicated on
Schedule I attached hereto.


                                ARTICLE 3.
                                  CLOSING

     The closing of the sale of the Notes to the Purchasers (the "Closing") shall take place at the offices of Locke Purnell Rain Harrell (A Professional Corporation), 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201, at 10:00 a.m. Dallas, Texas time (with funding to occur no later than 12:00 p.m.), on February 13, 1997 (the "Closing Date"). At the Closing the Borrowers will deliver to each Purchaser the Notes (in the amounts provided on Schedule I) in the form prescribed by each such Purchaser, dated the Closing Date and registered in such Purchaser's name (or the name of its nominee), against delivery by such Purchaser to EDC, on behalf of each Borrower, of immediately available funds in the aggregate amount of the purchase price therefor.


                                ARTICLE 4.
                           CONDITIONS TO CLOSING

     Each Purchaser's obligation to purchase and pay for the Notes is subject to the fulfillment to such Purchaser's satisfaction, by the time of Closing, of the following conditions:

     4.1. Opinion of Counsel. Purchaser shall have received an opinion, dated the Closing Date and satisfactory in form and substance to Purchaser, from Conner & Winters, counsel for the Borrowers, covering such matters relevant to the transactions contemplated hereby as Purchaser or Special Counsel may reasonably request.

     4.2. Representations, Warranties and Covenants. The representations and warranties of each Borrower contained in this Agreement shall be true and correct at the time of Closing as if made at and as of such time, and each Borrower shall have complied with all agreements and covenants hereunder required to be performed by such Borrower on or prior to the time of Closing.

     4.3. Notes. The Notes (with appropriate insertions) to be issued to and accepted by Purchaser, shall have been duly executed and delivered to Purchaser by the Borrowers and shall be in full force and effect and no term or condition thereof shall have been amended, modified or waived, except with the prior written consent of Purchaser and the Borrowers.

     4.4. Collateral Agreements.

          (a) The Arkansas Mortgage and Security Agreement substantially in the form of Exhibit B-1 and the Assignment of Leases and Rents substantially in the form of Exhibit B-2 (collectively, the "Security Documents"), shall have been duly executed and delivered by the Borrowers for the benefit of Purchasers, the registered holders from time to time of the Notes, and the beneficiaries named in the Security Documents and shall be in full force and effect.

          (b) UCC-1 Financing Statements (the "Financing Statements") shall have been duly executed and delivered by each Borrower.

          (c) The Environmental Indemnity Agreement substantially in the form of Exhibit C (the "Environmental Indemnity Agreement") shall have been duly executed and delivered by the Borrowers and shall be in full force and effect.

          (d) A Receipt of Funds, substantially in the form of Exhibit D (the "Receipt of Funds"), shall have been duly executed and delivered by the Borrowers and shall be in full force and effect.

          (e) A certificate, substantially in the form of Exhibit E (the "Certificate"), shall have been duly executed and delivered by each Borrower and shall be in full force and effect.

     4.5. Recordings, Filings and Priority. Except as waived in writing by Purchaser, all recordings and filings of or with respect to the Security Documents and the Financing Statements shall have been duly made and all other instruments relating thereto shall have been duly executed, delivered and recorded or filed, in all such places as may be required by law, or as may be deemed necessary or desirable by Special Counsel, in order to establish, protect and perfect as of the Closing Date the interests and rights (and the priority thereof) created or intended to be created thereby. The Lien of the Security Documents and Financing Statements shall constitute a first Lien of record on and a first security interest of record in the Mortgaged Properties, subject only to the Permitted Exceptions.

     4.6. Title Insurance; Survey. Purchaser shall have received (a) a title insurance policy with respect to the Mortgaged Properties in the form of the American Land Title Association Loan Policy (10/17/92) issued by a title underwriter acceptable to Purchaser, issued by a title underwriter acceptable to Purchaser, and containing affirmative coverages and reinsurance arrangements and agreements satisfactory in form and substance to Purchaser and Special Counsel, insuring in the amount of $50,000,000, Purchaser's interest under the Security Documents as the holder of a valid first lien of record on the Mortgaged Properties or, in the case of leased properties, a valid first Lien on the Borrower's leasehold interest, subject only to the Permitted Exceptions, containing no exception as to creditors' rights, and containing affirmative zoning endorsements, affirmative coverage as to claims and liens of mechanics and materialmen, affirmative endorsements as to claims relating to the environmental conditions of the Mortgaged Properties, and such other affirmative conditions and coverages as are available and as Purchaser may request, all satisfactory in substance and form to Purchaser and Special Counsel; (b) reports of Uniform Commercial Code searches in the Uniform Commercial Code central filing offices of the Secretary of State of Arkansas issued by the State of Arkansas, and such other evidence concerning Uniform Commercial Code filings as is requested by Purchasers, in each case reasonably satisfactory in form and substance to Purchasers and Special Counsel; (c) a report of a tax and judgment lien search in the recording district of each county or similar jurisdiction where the Mortgaged Properties are located, satisfactory in form and substance to Purchasers and Special Counsel; and (d) surveys of each part of the Mortgaged Properties and surveyors' certifications as Purchaser shall approve.

     4.7. Compliance with Securities Laws. The offering and sale of the Notes to be issued at the Closing shall have complied with all applicable requirements of federal and state securities laws, and Purchaser shall have received evidence thereof reasonably satisfactory to Purchaser and Special Counsel.

     4.8. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory to Purchaser and Special Counsel, and Purchaser and Special Counsel shall have received an original executed counterpart of this Agreement, and all such other counterpart originals or certified or other copies of such documents as Purchaser or Special Counsel may reasonably request.

     4.9. No Event of Default or Potential Event of Default. There shall not exist and, upon consummation of the transactions contemplated hereby, there shall not exist any Event of Default or Potential Event of Default.

     4.10. Payment of Closing Fees. The Borrowers shall have paid the reasonable fees, expenses and disbursements of Special Counsel and special local counsel relating to the preparation and completion of the transactions contemplated by this Agreement that are reflected in statements of such counsel rendered prior to or on the Closing Date, without limitation on the Borrowers' obligation to pay any additional fees and disbursements of all such counsel pursuant to Article 15.

     4.11. Original Documents. Purchaser shall have received an original executed counterpart of the Notes, the Security Documents, the Financing Statements, the Receipt of Funds, the Certificate, and the title insurance policies and surveys referred to in Section 4.6.

     4.12. Loan to Appraised Values. The Appraised Value of the Mortgaged Properties shall not be less than $77,000,000.

     4.13. Insurance. Purchaser shall have received certificates satisfactory to Purchaser as to, or copies of, all insurance policies required by the Security Documents

     4.14. Due Diligence. The results of any due diligence review of the Borrowers and their respective Subsidiaries and Properties, businesses, operations, affairs, results of operations, financial condition and prospects and the proposed organizational, legal and tax aspects of the proposed transactions, performed by or on behalf of Purchaser shall be satisfactory to Purchaser and Special Counsel.

     4.15. Environmental Matters. The Borrowers shall have delivered to Purchaser a Phase I environmental assessment and environmental compliance audit, addressed to Purchaser, in form and substance acceptable to Purchaser and prepared by Law Engineering and Environmental Services, Inc. (the "Environmental Consultant"), to the effect that, except as otherwise disclosed on Schedule 5.19, (i) nothing has come to the attention of the Environmental Consultant that the current activities at the Mortgaged Properties do not comply in all material respects with applicable requirements of any applicable governmental authority relating to air or water pollution, hazardous substance or waste management and disposal, or other Environmental Laws, and (ii) none of the Mortgaged Properties is impacted by Hazardous Substances in any respect that would require investigation, reporting, monitoring, cleanup or other response under applicable Environmental Laws that could have a Material Adverse Effect. The terms of engagement of the Environmental Consultant shall be approved by Hancock and the engagement agreement shall specify that Hancock shall be the principal client and the Borrowers shall be exclusively liable for all payments and any indemnification or similar obligations under the engagement agreement.


                                ARTICLE 5.
         REPRESENTATIONS AND WARRANTIES RELATING TO THE BORROWERS

     The Borrowers jointly and severally represent and warrant that:

     5.1. Organization, Standing, etc. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite power and authority (i) to own and operate its properties, (ii) to carry on its business as now conducted and as proposed to be conducted, (iii) to enter into this Agreement, the Security Documents and each of the other Collateral Agreements to which it is a party, (iv) to issue and sell the Notes, and (v) to carry out the terms of this Agreement, the Notes, the Security Documents and each of the other Collateral Agreements to the extent it is a party thereto. This Agreement, the Notes, the Security Documents and the other Collateral Agreements have been duly executed and delivered and are valid and binding agreements of each Borrower, enforceable in accordance with their terms, except as enforceability may be subject to and limited by applicable principles of equity and by bankruptcy, reorganization, moratorium, insolvency or other similar laws from time-to-time in effect affecting the enforcement of creditors' rights generally.

     5.2. Qualification. Each Borrower is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary, except where the failure to so qualify would not have Material Adverse Effect. Set forth on Schedule 5.2 is a list of each jurisdiction in which each Borrower owns Property or otherwise conducts business.

     5.3. Business and Financial Statements. The Borrowers have delivered to Purchasers true, complete and correct copies of (i) LSB's audited consolidated financial statements for the Fiscal Year ended December 31, 1995, and the unaudited financial statements of LSB for the nine months ended September 30, 1996, EDC's audited consolidated financial statements for the Fiscal Year ended December 31, 1995, and the unaudited financial statements of EDC for the nine months ended September 30, 1996 and (iii) NFC unaudited financial statements for the year ended December 31, 1995 and the nine months ended September 30, 1996 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements contain no footnotes) applied on a consistent basis throughout the periods specified and present fairly the historical financial positions of LSB and the Borrowers as of the respective dates and for the respective periods specified.

     5.4. Adverse Changes. There has been no Material Adverse Effect on any Borrower since December 31, 1995, except as disclosed on Schedule 5.4.

     5.5. Tax Returns and Payments. Each Borrower is a corporation subject to United States federal income taxation. Each Borrower has timely and accurately filed all tax returns required by law to be filed by it and has paid all taxes, assessments and other governmental charges levied upon it or any of its properties, assets, income or franchises that are due and payable, other than those presently being contested in good faith by appropriate proceedings diligently conducted for which such reserves and other appropriate provision as are required by GAAP have been made. There are no material tax Liens upon any of the assets of any Borrower except for statutory liens in respect of taxes or assessments the payment of which is not yet delinquent.
If a Borrower is contesting any such tax or assessment in accordance with this
Section 5.5, such Borrower has disclosed to Purchasers, in writing, the nature and extent of such contest.

     5.6. Debt. Other than the Notes and the indebtedness disclosed in the Financial Statements or as listed on Schedule 5.6, no Borrower has any secured or unsecured Debt outstanding. Other than as provided in this Agreement and the Collateral Agreements, or in the instruments or agreements listed on
Schedule 5.6, no instrument or agreement applicable to or binding on a Borrower contains any restrictions on the incurrence by such Borrower of any Debt.

     5.7. Title to Properties and Assets; Liens. Each Borrower has good and marketable fee title to all the real property purported to be owned by it and good and marketable title to all other property and assets purported to be owned by it. The Mortgaged Properties are owned free and clear of all Liens, except for Liens and other matters that constitute Permitted Exceptions or Liens that are permitted under Section 10.1(f) hereof. At the time of the Closing and upon giving effect to the transactions contemplated hereby, and except for the Permitted Exceptions and Liens permitted under Section 10.1(f) hereof, (a) no currently effective financing statement under the Uniform Commercial Code that names a Borrower as debtor or lessee relating to the Mortgaged Properties will be on file in any jurisdiction in which the Mortgaged Properties are located, and (b) no Borrower nor any of its respective Subsidiaries has signed any currently effective financing statement or any currently effective security agreement authorizing any secured party thereunder to file any such financing statement relating to the Mortgaged Properties, except (i) as required to perfect the Liens created by the Collateral Agreements, (ii) as listed on Schedule 5.7, or (iii) as evidenced by any Permitted Exception or Liens permitted under Section 10.1(f) hereof.

     5.8. Litigation. Except as set forth on Schedule 5.8, there is no action, proceeding or investigation pending or, to the best knowledge of the Borrowers, threatened against LSB, any Borrower or any of the Borrowers' respective Subsidiaries or any of their respective Properties which if adversely determined, could have a Material Adverse Effect.

     5.9. Compliance with Collateral Agreements. Each Borrower has performed and complied in all material respects with every term, covenant, condition and provision of the Collateral Agreements to be performed or complied with by such Borrower on or prior to the date hereof, every representation or warranty of the Borrowers contained in the Collateral Agreements is true and correct in all material respects on and as of the date hereof, and no default or Event of Default (as any such term may be defined in the Collateral Agreements) has occurred and is continuing (without regard to any applicable cure period) under the Collateral Agreements.

     5.10.     Compliance with Other Instruments.  Except as disclosed on
Schedule 5.10, no Borrower (a) is in violation of any term of any agreement or instrument to which it is a party or by which it is bound, or of any applicable law, ordinance, rule or regulation of any governmental authority, or of any applicable order, judgment or decree of any court, arbitrator or governmental authority (including, without limitation, any such law, ordinance, rule, regulation, order, judgment or decree relating to environmental protection or pollution control, occupational health and safety standards and controls, consumer protection or equal employment practice requirements), the consequence of any of which violations could reasonably be expected to result in a Material Adverse Effect; or (b) is in violation of any term of its respective Articles of Incorporation or Bylaws. Neither the execution, delivery and performance by any Borrower of this Agreement, any Collateral Agreement, or the Notes nor the consummation of the transactions contemplated hereby or thereby will result in any violation of or be in conflict with or constitute a default under any such term or result in the creation of (or impose any obligation on such Borrower to create) any Lien upon any of the properties of such Borrower pursuant to any such term which could reasonably be expected to result in a Material Adverse Effect.

     5.11. Governmental Consents. Other than those that have been duly obtained and are in full force and effect (copies of which have been delivered to Purchasers or Special Counsel) and any filings contemplated by the Security Documents and the Financing Statements (which filings will be made promptly after Closing), no consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of the Borrowers is currently required for the valid execution and delivery of this Agreement or any Collateral Agreement, or the consummation of the transactions contemplated hereby or thereby, or the valid offer, issue, sale and delivery of the Notes pursuant to this Agreement.

     5.12. Permits and Licenses. Except for any failure to obtain or recover permits and licenses that could not reasonably be expected to have a Material Adverse Effect, each Borrower has all permits and licenses necessary for the operation of its business as presently conducted.

     5.13. Federal Reserve Regulations. No Borrower will use any of the proceeds of the sale of the Notes for the purpose, whether immediate, incidental or ultimate, of buying any "margin stock" or of maintaining, reducing or retiring any indebtedness originally incurred to purchase a stock that is currently any "margin stock," or for any other purpose that would constitute this transaction a "purpose credit," in each case within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, as amended), or otherwise take or permit to be taken any action that would involve a violation of such Regulation G or of Regulation T (12 C.F.R. 220, as amended), Regulation U (12 C.F.R. 221, as amended) or Regulation X (12 C.F.R. 224, as amended) or any other regulation of such board. No indebtedness being reduced or retired out of the proceeds of the sale of the Notes was incurred for the purpose of purchasing or carrying any such "margin stock," and no Borrower owns nor has any present intention of acquiring any such "margin stock."

     5.14. Status Under Certain Federal Statutes. No Borrower is (a) a "holding company" or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, (b) a "public utility," as such term is defined in the Federal Power Act, as amended, (c) an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, or (d) a "rail carrier," or a "person controlled by or affiliated with a rail carrier," within the meaning of Title 49, U.S.C., or a "carrier" to which 49 U.S.C. Section 11301(b)(1) is applicable.

     5.15.     Compliance with ERISA.  Except as otherwise disclosed on Schedule
5.15,

          (a) Each Plan that is or has been maintained for employees of any Borrower or any of its respective Subsidiaries, or any Related Person with respect to any of them, or to which any Borrower or any of its respective Subsidiaries, or any Related Person with respect to any of them, has made or was required to make contributions has been administered in material compliance with its terms and all applicable statutes (including but not limited to ERISA and the Code, and all regulations and interpretations thereunder), the failure of which would have a Material Adverse Effect. No reportable event (as defined in Section 4043 of ERISA and regulations issued thereunder) has occurred with respect to any Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA and regulations issued thereunder) and subject to Title IV of ERISA ("Title IV Plan"). No material liability to the PBGC has been incurred, or is expected to be incurred, by any Borrower or any of its respective Subsidiaries or any Related Person with respect to any Title IV Plan. The PBGC has not instituted any proceedings, and there exists no event or condition that would constitute grounds for institution of proceedings, against any Borrower, its respective Subsidiaries or any Related Person by the PBGC to terminate any Title IV Plan under Section 4042 of ERISA that would have a Material Adverse Effect. No case, matter or action with respect to any Plan, pursuant to any federal or state law, has been brought, is pending or is threatened, against any Borrower, its respective Subsidiaries or any Related Person with respect to any of them, or any officer, director or employee of any of them, or any fiduciary of any Plan that would have a Material Adverse Effect.

          (b) No Title IV Plan had an accumulated funding deficiency (as such term is defined in Section 302 of ERISA and regulations issued thereunder) as of the last day of the most recent plan year of such Plan ended prior to the date hereof that would have a Material Adverse Effect. All contributions payable to each qualified Plan of any Borrower or its respective Subsidiaries (that is an employee pension benefit plan as defined in Section 3(2) of ERISA and regulations issued thereunder and that is intended to meet the qualification requirements of the Code ("Qualified Plan")), for all benefits earned or other liabilities accrued through the end of the latest plan year for such Qualified Plan, determined in accordance with the terms and conditions of such Qualified Plan, ERISA and the Code, have been paid or otherwise provided for, the result of which would have a Material Adverse Effect. No waiver of the minimum funding standard requirements of Section 302 of ERISA and Section 412 of the Code has been obtained, applied for or is contemplated with respect to any Title IV Plan.

          (c) None of the Borrowers or any of their respective Subsidiaries nor any Related Person with respect to any of them, is or has been a contributor to any multi-employer plan within the meaning of Section 3(37) of ERISA and regulations issued thereunder.

          (d) The execution and delivery of this Agreement and the Collateral Agreements, the issue of the Notes hereunder and the consummation of the transactions contemplated hereby will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax would be imposed pursuant to Section 4975 of the Code which would result in a Material Adverse Effect.


          (e) No Lien imposed under Section 412(n) of the Code exists in favor of any Plan upon any property belonging to any Borrower or any of its respective Subsidiaries, or any Related Person of any of them which would result in an Material Adverse Effect.

          (f) The consummation of the transactions contemplated by this Agreement will neither result in a "prohibited transaction" as described in
Section 406(a) of ERISA nor a tax under Section 4975 of the Internal Revenue Code of 1986, as amended, that would result in a Material Adverse Effect. The foregoing representation is made in reliance upon the Purchasers' representations in Section 6.2 as to the source of funds to be used to purchase the Notes.

     5.16.     Matters Pertaining to Mortgaged Properties.

          (a) Each of EDC and NFC has all easements and other rights, including those for use, maintenance, repair and replacement of and access to structures, facilities or space for support, mechanical systems, roads, utilities (including electricity, gas, water, sewer disposal, telephone and CATV) and any other private or municipal improvements, services and facilities necessary or appropriate to the proper operation, repair, maintenance, occupancy or use of the Mortgaged Properties as currently being and proposed to be used.

          (b) There are no service (other than utility) or construction contracts currently outstanding relating to any part of the Mortgaged Properties, except those contracts that are set forth on Schedule 5.16, nor have any labor or materials been supplied to the Mortgaged Properties, other than in the ordinary course of business, that have not been fully paid for, except as disclosed on Schedule 5.16.

          (c) There are no permits, licenses, certificates or approvals that are required to occupy or operate (except as specified in Section 5.8) any part of the Mortgaged Properties as presently operated, except those permits, licenses, certificates and approvals that are set forth on
Schedule 5.16 or which have been delivered to Purchasers.

          (d) The Borrowers do not possess and are not aware of any reports of engineers, architects or other Persons relating to any part of the Mortgaged Properties which would be material to the Mortgaged Properties, except those reports that are set forth on Schedule 5.16 or which have been delivered to Purchasers.

          (e) The Borrowers do not possess and are not aware of any plans and specifications relating to any part of the Mortgaged Properties which are material to the Mortgaged Properties, except those plans and specifications that are set forth on Schedule 5.16 or which have been delivered to Purchasers.

          (f) Other than Phase I and Phase II environmental studies which have been delivered to Purchasers, there are no soil reports in the possession of any Borrower relating to any part of the Mortgaged Properties that would be material to the Mortgaged Properties, except as set forth on Schedule 5.16 or which have been delivered to Purchasers.

          (g) The Mortgaged Properties that constitute real property are zoned in the manner that permits the use of the Mortgaged Properties as currently being and proposed to be used by the Borrowers and their Subsidiaries.

          (h) No certificates of occupancy or similar permits are required with respect to the Mortgaged Properties.

          (i) Slurry does not own any interest in, or conduct any activities at, any of the Mortgaged Properties.

     5.17. Use of Proceeds. The Borrowers will apply the proceeds of the sale of the Notes to refinance existing debt, to make an intercompany advance from EDC to LSB in an amount not to exceed $15,000,000, and for general corporate purposes.

     5.18. Solvency of the Borrowers. Each Borrower is solvent prior to and after giving effect to the issuance and sale of the Notes, and after taking into account any intercompany debt. If at any time a Borrower should become insolvent, such Borrower shall within ten (10) Business Days after such Borrower learns of such insolvency cause LSB to recapitalize such Borrower in order to restore such Borrower to a solvent state. No Borrower, upon giving effect to the transactions contemplated hereby, will be engaged in any business or transaction, or about to engage in any business or transaction, for which such Borrower has an unreasonably small capital, and no Borrower has any intent (a) to hinder, delay or defraud any entity to which it is, or will become, on or after the Closing Date, indebted, or (b) to incur debts that would be beyond its ability to pay as they mature.

     5.19. Environmental Matters. Except as disclosed on Schedule 5.19, each Borrower has been complying with, and is in compliance with, all Environmental Laws in each jurisdiction where it is presently doing business except for failures to comply which would not have a Material Adverse Effect. Except as disclosed on Schedule 5.19, to the best knowledge of the Borrowers, none of the Mortgaged Properties is impacted by Hazardous Substances in any respect that would require investigation, reporting, monitoring, cleanup or other response under any Environmental Law which could reasonably be expected to have a Material Adverse Effect.

     5.20. Brokers. No Borrower nor any of its Affiliates has dealt with any brokers or finders in connection with the transactions contemplated by this Agreement.

    5.21. No Defaults. At the time of the Closing, there exists no Event of Default or Potential Event of Default.

     5.22. Disclosure. Neither this Agreement, the Financial Statements nor any other document, certificate or instrument delivered to Purchaser by or on behalf of the Borrowers in connection with the transactions contemplated hereby, when all such documents, certificates and instruments are taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact actually known to a Borrower that may have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and instruments delivered to Purchasers by or on behalf of a Borrower specifically for use in connection with the transactions contemplated hereby.






                                ARTICLE 6.
               REPRESENTATIONS AND WARRANTIES OF PURCHASERS

     6.1. Purchase for Investment. Each Purchaser represents and warrants to the Borrowers and the other Purchasers that it is an "Accredited Investor," as defined in Regulation D under the Securities Act, and that it is purchasing the Notes for investment and not with a view to the distribution thereof except in compliance with the Securities Act and applicable state securities laws, provided that the disposition of such Purchaser's property shall at all times be within such Purchaser's control and without prejudice to such Purchaser's right at all times to sell or otherwise dispose of all or any part of the Notes by registration under the Securities Act and applicable state securities laws or under an exemption from such registration available under the Securities Act (including, without limitation, (a) a disposition to an institutional investor in a private sale, (b) a disposition pursuant to Rule 144 under the Securities Act, (c) a disposition to a qualified institutional buyer pursuant to Rule 144A under the Securities Act, or (d) a disposition under any other rules that may be promulgated by the Commission under the Securities Act providing for the resale of securities to institutional or other sophisticated investors or others without registration under the Securities Act) and applicable state securities laws. Each Purchaser covenants that it will not sell any Notes except in compliance with the registration requirements, or an exemption therefrom, under the Securities Act and applicable state securities laws.

     6.2. Purchasers' ERISA Representation. Each Purchaser represents and warrants that, with respect to each source of funds to be used by it to purchase the Notes (respectively, the "Source"), at least one of the following statements is accurate as of the Closing Date:

          (a) the Source is an "insurance company general account," as such term is defined in section V(e) of prohibited Transaction Class Exemption 95-60 (issued July 12, 1995) (PTE 95-60), and the purchase is exempt under the provisions of PTE 95-60;

          (b)  the Source is a "governmental plan" as defined in Title I,
Section 3 (32) of ERISA;

          (c) the Source is either (i) an insurance company pooled separate account, and the purchase is exempt in accordance with Prohibited Transaction Exemption 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, in which case the purchaser is exempt in accordance with PTE 91-38 (issued July 12, 1991);

          (d) the Source is an "investment fund" managed by a "qualified professional asset manager" or "QPAM" (as defined in Part V of PTE 84-14, issued March 13, 1984) which QPAM has been identified in writing, and the purchase is exempt under PTE 84-14 provided that no other party to the transaction described in this Agreement and no "affiliate" of such other party (as defined in Section V(c) of PTE 84-14) has at this time, and has not exercised at any time during the immediately preceding year, the authority to appoint or terminate said QPAM as manager of the assets of any "plan" identified in writing pursuant to this Section 6.2(d) or to negotiate the terms of said QPAM's management agreement on behalf of any such identified "plans"; or

          (e) the Source is one or more "plans" or a separate account or trust fund compromised of one or more "plans," each of which has been identified in writing pursuant to this Section 6.1(e).

     As used in this section, "plan" or "plans" shall have the meaning set forth in Title I, Section 3 (3) of ERISA.





                                ARTICLE 7.
                         INTEREST RATE PROVISIONS

     7.1. Interest on Fixed Notes. Interest on the outstanding principal balance of the Fixed Notes shall accrue at the lesser of (i) 10.57% per annum or (ii) the Highest Lawful Rate, and shall be due and payable in accordance with Section 8.1. Interest on the unpaid principal of the Fixed Notes shall be calculated on the basis of the actual days elapsed in a year consisting of 365 or 366 days, as applicable.

     7.2. Interest on Floating Notes.

          (a) Interest on the outstanding principal balance of the Floating Notes shall accrue at an interest rate per annum during the applicable Interest Period equal to the lesser of (i) the LIBOR Rate plus 4.20% or (ii) the Highest Lawful Rate. Interest on the Floating Notes accrued during a calendar month shall be due and payable in accordance with Section 8.1. Interest on the unpaid principal of the Floating Notes shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days.

          (b) Not more than ten days nor less than five days prior to Closing and during each Interest Rate Set Window, EDC, on behalf of all the Borrowers, shall notify Hancock on behalf of all Purchasers of their selection of the duration of the immediately following Interest Period with respect to the Floating Notes, which may be three months, six months or one year (the "Interest Option Notice"). The duration of the Interest Period selected shall be the same for all then outstanding Floating Notes. The Interest Option Notice must be in writing and may be sent via telecopy, with the originally executed copy delivered to Hancock immediately thereafter. The LIBOR Rate for the following Interest Period shall be the applicable rate for a period of corresponding duration announced in The Wall Street Journal (Northeast Edition) on the first Business Day following receipt of the Interest Option Notice.

          (c) In connection with determining the applicable LIBOR Rate for the following Interest Period, Purchasers shall calculate the principal and interest payments due on the Floating Notes during such Interest Period, as required under Section 8.1(b), and shall provide such amount to EDC on behalf of the Borrowers.

     7.3. Interest Rate Lock. With respect to the Floating Notes, during any Interest Rate Set Window, the Borrowers shall have the option to permanently set the interest rate on the Floating Notes. EDC, on behalf of all the Borrowers, shall provide notice to Hancock on behalf of Purchasers of their desire to set the rate and Hancock shall promptly thereafter notify EDC, on behalf of the Borrowers, of the then prevailing fixed interest rates (based on Purchasers' interest rate spreads and the average remaining life of the Floating Notes) (the "Fixed Rate"). If the Borrowers elect to have the Floating Notes accrue interest at the Fixed Rate, EDC, on behalf of all the Borrowers, shall so notify Hancock on behalf of Purchasers in the Interest Option Notice (which election shall be irrevocable) and immediately following the then current Interest Period, the Floating Notes shall thereafter accrue interest at the Fixed Rate, and the Floating Notes shall for all purposes be deemed Fixed Notes. Any such election shall be with respect to all then outstanding Floating Notes and shall be made in full and not in part. Purchasers shall recompute the principal and interest payments required under
Section 8.1(b) based on the outstanding principal balance on the Floating Notes and the Fixed Rate, and the Borrowers shall thereafter make principal and interest payments on the Floating Notes equal to such amount.

     7.4. Past Due Payments. All payments of principal and, to the extent permitted by law, the applicable Premium (if any) and interest on or in respect of any Note or this Agreement that are not made when due shall bear interest at the applicable Default Rate from the date due and payable to the date paid. Any payment in respect of any other obligation or amount payable hereunder that is not paid when due shall bear interest at the applicable Default Rate from the date due and payable to the date paid.


                                ARTICLE 8.
                             PAYMENT OF NOTES

     8.1. Required Payments of Notes.

          (a) On April 1, 1997, the Borrowers shall make a payment of all accrued and unpaid interest on the Fixed Notes. On each Payment Date thereafter while the Fixed Notes are outstanding, commencing July 1, 1997, the Borrowers shall make a payment on the Fixed Notes, in immediately available funds, in an amount equal to $416,666 of principal plus accrued and unpaid interest thereon. Each such payment shall be applied pro rata against all outstanding Fixed Notes and paid to the accounts as provided in the Schedule of Information for Payment and Notices. On the Maturity Date, the entire outstanding principal balance of the Fixed Notes, together with interest accrued thereon, shall be due and payable.

          (b) On April 1, 1997, the Borrowers shall make a payment of all accrued and unpaid interest on the Floating Notes. On each Payment Date thereafter while the Floating Notes are outstanding, commencing July 1, 1997, the Borrowers shall make a payment on the Floating Notes, in immediately available funds, in an amount equal to $416,666 of principal plus accrued and unpaid interest thereon. Each such payment shall be applied pro rata against all outstanding Floating Notes and paid to the accounts as provided in the Schedule of Information for Payment and Notices. On the Maturity Date, the entire outstanding principal balance of the Floating Notes, together with interest accrued thereon, shall be due and payable.

          (c) No partial prepayment of the Notes pursuant to Section 8.2 shall relieve the Borrowers from their obligation to make the payments required under this Section 8.1, except to the extent that the outstanding principal balance of the Notes is less than the amount of the scheduled payment otherwise due under this Section 8.1.

     8.2. Optional Prepayments of Notes; Allocations.

          (a) At any time or from time to time, the Borrowers are hereby granted the right, at their option, upon notice as provided in Section 8.3, to prepay all or any part (in integral multiples of principal of $100,000) of the Fixed Notes, which prepayment shall be applied pro rata among all outstanding Fixed Notes and shall be applied to the outstanding principal amount thereof in the inverse order of maturity.

          (b) From time to time from and after February 1, 1999, the Borrowers shall have the right, at their option, upon notice as provided in
Section 8.3, to prepay all or any part (in integral multiples of principal of $100,000) of the Floating Notes, which prepayment shall be applied pro rata among all outstanding Floating Notes and shall be applied to the outstanding principal amount thereof in the inverse order of maturity.

          (c) Each such prepayment shall include the principal amount of the Notes so prepaid, plus interest accrued thereon to the date of payment, plus the Premium described in Section 8.2(d) (based on such principal amount so prepaid). In the case of each partial prepayment of the Notes, unless the Borrowers otherwise direct, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment, rounded upward to the nearest $1,000 for each Note, with adjustments to the extent practicable, to compensate for any prior prepayments not made exactly in such proportion.

          (d) Any prepayment of the Fixed Notes shall be subject to and include the Make-Whole Premium. Any prepayment of the Floating Notes shall be subject to and include the LIBOR Premium. Notwithstanding the foregoing, no Premium shall be due if the Notes are prepaid pursuant to Section 8.1(c).

     8.3. Notice of Prepayments; Officers' Certificate. EDC on behalf of the Borrowers will give each registered holder of any Note written notice of each prepayment of the Notes under Section 8.2 not less than fifteen (15) Business Days and not more than sixty (60) days prior to the date fixed for such prepayment, which notice shall be irrevocable. Each such notice and each such prepayment shall be accompanied by an Officers' Certificate (a) stating the principal amount and serial number of each Note to be prepaid and the principal amount thereof to be prepaid; (b) stating the proposed date of prepayment; (c) stating the accrued interest on each such Note to such date to be paid in accordance with Section 8.4; and (d) estimating the Make-Whole Premium or LIBOR Premium required under Section 8.2 (calculated as of the date of such prepayment and proffered solely as an estimate of the Make-Whole Premium or LIBOR Premium, as applicable, due upon prepayment) and setting forth the method of determination and calculations used in computing such Premium, accompanied by a copy of the Statistical Release H.15(519) (or other source of market data) used in determining the United States Treasury Yield.

     8.4. Maturity; Surrender. In the case of each prepayment of the Notes, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Premium payable, if any. From and after such date, unless the Borrowers shall fail to pay such principal amount when so due and payable, together with the interest and premium, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Borrowers and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.


                                ARTICLE 9.
                   ACCOUNTING, REPORTING AND INSPECTION
                        COVENANTS OF THE BORROWERS

     From the date hereof through the Closing and thereafter so long as any Note shall be outstanding, the Borrowers will perform and comply with each of the following covenants:

     9.1. Accounting. The Borrowers will maintain a system of accounting established and administered in accordance with GAAP and will accrue all such liabilities as shall be required by GAAP.

     9.2. Financial Statements and Other Information. The Borrowers will deliver (in duplicate) to each Purchaser (except as hereinafter provided) so long as such Purchaser or Purchaser's nominee shall hold any Note, and to each other registered holder of a Note:

          (a) within ninety (90) days after the end of each Fiscal Year (unless LSB has filed with the Commission a Form 12b-25 pursuant to the Exchange Act, in which case the financial statements prescribed herein shall be due within one hundred five (105) days after such Fiscal Year end):

               (i)  the balance sheet of EDC as of the end of such Fiscal
Year and the related statements of income and retained earnings and of cash flows of EDC for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and
(1) accompanied by the report thereon of any independent public accountants of recognized national standing selected by EDC, which report shall state that
(v) such financial statements present fairly the financial position of EDC as of the dates indicated and the results of its operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in the report), and (w) the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, (2) accompanied by a written statement of such accountants that (x) the accountants have confirmed the ratios and other financial calculations required to be set forth in the officer's certificate for such Fiscal Year pursuant to subsection (c) below, (y) without any independent investigation except that conducted in the ordinary course of their audit, the accountants do not have knowledge of the existence of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof, and (z) the accountants have confirmed that the officer's certificate provided in connection with such financial statements satisfies, in form, the requirements of subsection (c) below, and (3) certified by the chief financial officer or vice president and corporate controller of EDC as presenting fairly, in accordance with GAAP, applied (except as specifically set forth therein) on a basis consistent with such prior fiscal periods, the information contained therein;

              (ii)  the balance sheet of NFC as of the end of such Fiscal
Year and the related statements of income and retained earnings and of cash flows of NFC of such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of NFC as presenting fairly, in accordance with GAAP, applied (except as specifically set forth therein) on a basis consistent with such prior fiscal periods, the information contained therein;

             (iii) the balance sheet of EDC and NFC on a combined basis as of the end of such Fiscal Year and the related statements of income, and retained earnings and of cash flows of EDC and NFC on a combined basis, all in reasonable detail and certified by the chief financial officers of EDC and NFC as presenting fairly, in accordance with GAAP (except as specifically set forth therein), the information contained therein; and

              (iv) the audited financial statements of LSB for the Fiscal Year then ended;

          (b) within forty-five (45) days after the end of the first three fiscal quarters of each Fiscal Year (unless LSB has filed with the Commission a Form 12b-25 pursuant to the Exchange Act, in which case the financial statements prescribed herein shall be due within fifty (50) days after such quarter ended), the consolidated balance sheet of each of EDC and NFC as of the end of such fiscal quarter and the related consolidated statements of income and retained earnings and of cash flows of each of EDC and NFC for such fiscal quarter and for the portion of the Fiscal Year from the first day of such Fiscal Year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer or vice president and corporate controller of such Borrower as presenting fairly, in accordance with GAAP, applied (except as specifically set forth therein) on a basis consistent with such prior fiscal periods, the information contained therein;

          (c) together with each delivery of financial statements pursuant to subsections (a) or (b) above, an officer's certificate in the form of Exhibit F (i) showing in detail the determination of the ratios and other financial calculations specified in Sections 10.1(a) through (e) during the accounting period covered by such financial statements, (ii) stating that the signer has reviewed the terms hereof and of the Notes and has made, or caused to be made under his supervision, a review of the transactions and condition of the Borrowers during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as of the date of such officer's certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrowers have taken or are taking or propose to take with respect thereto; and (iii) if not specified in the related financial statements being delivered pursuant to sub-section (a) above, specifying the aggregate amount of interest and rentals received or accrued by the Borrowers, and the aggregate amount of depreciation, depletion and amortization charged on the books of the Borrowers during the accounting period covered by such financial statements;

          (d) promptly upon receipt thereof, copies of all reports submitted to LSB or any Borrower by independent public accountants in connection with each annual, interim or special audit of the books of LSB or a Borrower made by such accountants, including, without limitation, any comment letter submitted to management by such accountants in connection with their annual audit;

          (e) promptly upon their becoming available, copies of all press releases and other statements made available generally by LSB or a Borrower to the public concerning material developments in the business of the Borrower;

          (f) within five (5) days of any officer of any Borrower obtaining knowledge of any condition or event that constitutes an Event of Default or Potential Event of Default, or that the registered holder of any Note has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default under this Agreement or that any person has given notice to a Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in
Article 14, an Officers' Certificate describing the same and the period of existence thereof and specifying what action the Borrowers have taken, are taking and propose to take with respect thereto;

          (g)  promptly upon (and in any event within ten (10) Business
Days of) any officer of any Borrower obtaining knowledge of the occurrence of any (i) "reportable event," as such term is defined in Section 4043 of ERISA, or (ii) "prohibited transaction," as such term is defined in Section 4975 of the Code, that is not exempt by law or ruling in connection with any Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Borrowers have taken, are taking and propose to take with respect thereto, and any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto, provided that, with respect to the occurrence of any "reportable event" as to which the PBGC has waived the 30-day reporting requirement, such written notice need not be given;

          (h) immediately upon the occurrence of any of the following events, an Officers' Certificate describing such event: (i) the respective Articles of Incorporation or Bylaws of any Borrower shall have been amended or any Borrower shall have changed its jurisdiction of organization; or (ii) any Borrower shall have changed its name or shall do business under any name other than as set forth on Schedule 9.2; or (iii) any Borrower shall have changed its principal place of business or its chief executive offices; or (iv) any Borrower shall have become a party to any suit, action or proceeding that, if adversely determined, would have a Material Adverse Effect or in which the projected settlement amount involved therein would equal $1,000,000 or more and not fully covered by insurance; or (v) any Borrower shall have opened or closed any material place of business; or (vi) there shall occur any strike, walkout, work stoppage or other material employee disruption relating to any of the Mortgaged Properties, or the expiration of any labor contract affecting any of the Mortgaged Properties (unless there exists a new labor contract in substitution therefor); or (vii) any Borrower shall have obtained knowledge that any of its insurance policies or any insurance policies affecting any of the Mortgaged Properties will be canceled or not renewed (unless there exists a similar insurance policy in substitution therefor);

          (i) promptly (i) upon receipt thereof, copies of any notices to any Borrower from any federal or state administrative agency relating to any order, ruling, statute or other law or regulation that would, with reasonable probability, have a Material Adverse Effect; (ii) following filing with the Commission, any reports or statements filed with the Commission by LSB; and
(iii) upon preparation thereof, copies of any reports or financial statements that any Borrower files annually with any state regulatory agency;

          (j) promptly upon receipt thereof, copies of any notice delivered pursuant to Article 14; and

          (k) with reasonable promptness, such other information and data with respect to any Borrower as from time to time may be reasonably requested by any registered holder of a Note, including, without limitation, any final projections or business plans prepared by or for the Borrowers.

     9.3. Inspection. The Borrowers will permit, subject to rights of parties in possession, any authorized representatives designated by any Purchaser, so long as such Purchaser or its nominee shall hold any Notes, or designated by any other registered holder of any Notes, without expense to the Borrowers, at such reasonable times and as often as may be reasonably requested, (a) to visit and inspect the Mortgaged Properties, including its books of account, and to make copies and take extracts therefrom, and (b) to discuss the Borrowers' affairs, finances and accounts with each respective Borrower's directors, officers and independent public accountants (and by this provision each Borrower authorizes such directors, officers and accountants to discuss with such representatives the affairs, finances and accounts of such Borrower, whether or not an officer or other representative of such Borrower is present, provided that such Borrower shall receive notice of any such meeting and be given a reasonable opportunity to have a representative attend).


                                ARTICLE 10.
             BUSINESS AND FINANCIAL COVENANTS OF THE BORROWERS

     10.1. Covenants. So long as any Note shall be outstanding, the Borrowers will jointly and severally perform and comply, and will cause each Subsidiary to perform and comply, as applicable, with each of the following covenants:

          (a) Debt to Capitalization. EDC and NFC shall at all times maintain a ratio of Funded Debt to Total Capitalization of not more than 0.7 to 1.0.

          (b) Combined Net Worth. EDC and NFC shall at all times maintain a Combined Net Worth of not less than $35,000,000, as increased from time to time after the date hereof by (i) the proceeds of any Stock of EDC or NFC or any of their respective Subsidiaries issued and sold to third Persons, (ii) the amount of Subordinated Debt of EDC or NFC or any of their respective Subsidiaries owed by third parties converted into or exchanged for Stock of EDC or NFC or any of their respective Subsidiaries, and (iii) 50% of the annual positive Combined Net Income of EDC and NFC.

          (c) Combined Working Capital. EDC and NFC shall at all times maintain Combined Working Capital of not less than $8,000,000.

          (d) Current Ratio. EDC and NFC shall at all times maintain a ratio of Current Assets to Current Liabilities of not less that 1.25 to 1.0.

          (e) Fixed Charge Coverage. EDC and NFC shall at all times maintain for the period of eight consecutive fiscal quarters most recently ended a Combined Fixed Charge Coverage Ratio of not less than 1.20 to 1.0.

          (f) Liens. The Borrowers will not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any of the Mortgaged Properties, whether now owned or held or hereafter acquired, other than (i) the Liens and security interests created to secure the Notes;
(ii) Liens that constitute Permitted Exceptions; (iii) Liens set forth on
Schedule 10.1; (iv) any Lien on any property acquired, constructed or improved by a Borrower after Closing and created contemporaneously with or within 12 months of such acquisition, construction or improvement to secure Debt incurred to provide for all or a portion of the purchase price of such property as acquired, constructed or improved; (v) Liens on property of a Borrower in favor of the United States of America or any political subdivision thereof to secure partial payments pursuant to any contract; (vi) Liens, pledges or deposits to secure obligations under worker's compensation, unemployment insurance, social security or similar laws or laws or judgments being appealed that are not currently dischargeable, and pledges, deposits, performance bonds, appeal bonds or similar security interests in connection with bids, tenders, contracts and leases to which a Borrower is a party (all of which are in the ordinary course of business and which do not relate to indebtedness of such Borrower); (vii) Liens for taxes, assessments or governmental charges not then due and delinquent or the validity of which is being contested in good faith and a reserve has been established for such taxes, as required by GAAP; (viii) Liens arising in connection with court proceedings, provided the execution of such Liens is effectively stayed and such Liens are contested in good faith and a bond or other security satisfactory to Purchasers has been posted by the Borrowers; (ix) Liens arising in the ordinary course of business (including easements and similar encumbrances) that are not incurred in connection with the borrowing of money, provided that such Liens do not materially interfere with the conduct of the business of such Borrower; (x) inchoate Liens; (xi) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and similar title exceptions to real property; (xii) Liens on goods consigned to any Borrower; (xiii) mechanics, materialmen and like liens arising in the ordinary course of business securing obligations which are not overdue or are being contested in good faith by appropriate proceedings and adequately reserved against; (xiv) Liens on (A) accounts, (B) inventory, (C) documents and instruments representing such accounts and inventory,
(D) guarantees, collateral and other rights, agreements and property securing or relating to payment of accounts, (E) books and records relating to the foregoing, and (F) proceeds, products and insurance of, or relating to, the foregoing; and (xv) any Lien resulting from renewing, extending or refunding outstanding Secured Debt provided that the principal amount of the Debt secured thereby is not increased and the Lien is not extended to any other property.

          (g) Investments, Guaranties, etc. The Borrowers shall not, directly or indirectly, (i) make or own any Investment other than (A) Permitted Investments, (B) the purchase or ownership of assets or stock and other securities of a Subsidiary, (C) loans to officers, directors, employees or Subsidiaries to the extent that following such loan, no Event of Default or Potential Event of Default would exist, (D) loans, advances and Investments in an amount allowed as a dividend or distribution under Section 10.1(h)(ii) less any such amount paid by a Borrower as a dividend or distribution in accordance with Section 10.1(h)(ii), (E) loans, advances and Investments permitted under
Section 5.17, (F) Investments outstanding as of the Closing Date, (G) Investments in and to El Dorado Nitrogen Company, (H) Investments in other Borrowers and (I) other Investments not otherwise permitted under this
Section 10.1(g) in an amount not to exceed $5,000,000 in the aggregate at any time; or (ii) create or become liable with respect to any Guaranty, except for
(A) Guaranties outstanding as of the Closing Date, and (B) Guaranties on behalf of other Borrowers or Subsidiaries or not otherwise permitted under this Section 10.1(g), in an amount not to exceed $3,000,000 in the aggregate (on a consolidated and combined basis) at any time.

          (h) Restricted Payments. No Borrower shall directly or indirectly, (i) redeem, purchase, or otherwise acquire for value any shares of its capital stock, except out of the net cash proceeds received by such Borrower after Closing from the issuance of additional shares of capital stock or other securities subsequently converted into capital stock, or (ii) declare or pay any dividends or any other distributions on any shares of a Borrower's capital stock after Closing in excess of (A) an amount equal to such Borrower's federal income tax liability owing in any Fiscal Year (calculated as if such Borrower was a stand-alone entity) and (B) an amount not to exceed 50% of such Borrower's Net Income for the immediately preceding Fiscal Year.

          (i)  Consolidation, Merger and Sale of Substantially All Assets.
No Borrower shall, directly or indirectly, (i) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into it (other than a consolidation or merger between a Borrower and an Eligible Subsidiary or between Eligible Subsidiaries); (ii) sell, transfer, lease, abandon or otherwise dispose of all or substantially all of its assets in a single or series of related transactions; or (iii) permit a Change of Control with respect to such Borrower to occur.

          (j) Formation of Subsidiaries. Borrowers shall have the right from time to time to form new Subsidiaries; provided, however, that Borrowers shall not be permitted to make any loans or advances to any such new Subsidiary unless such Subsidiary satisfies the representation and warranty of
Section 5.18 and guarantees the obligations of the Borrowers hereunder pursuant to a guaranty agreement in form and substance satisfactory to the Majority Holders.

          (k)  Interested Party Transactions.   No Borrower shall conduct
any transactions (including payments of management or similar fees) with any Affiliate on terms that are not fair and reasonable and no less favorable to such Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate; provided, however, that no Borrower may pay management, administrative or similar fees to any Affiliate in excess of $70,000 in the aggregate per calendar month; and provided further, that upon the occurrence of an Event of Default or Potential Event of Default, no Borrower shall be permitted to pay any management, administrative or similar fees to any of its Affiliates.

          (l) Existence. The Borrowers will, or will cause to be done all things necessary to, preserve keep and maintain in full force and effect their respective corporate existence, rights (charter and statutory), franchises and authority to do business and the corporate existence, rights (charter and statutory), franchises and authority to do business of each of the Subsidiaries.

          (m)  Payment of Taxes and Claims; Tax Consolidation.  The
Borrowers will pay and cause to be paid all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of the franchises, business, income or profits of each such Borrower before any penalty or interest accrues thereon or within ten (10) days thereafter, but in any event prior to such time as such taxes, assessments or charges become delinquent, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or would become a Lien upon any of the properties or assets of each such Borrower, provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, such bonds or escrows are in place as the Majority Holders at the time shall request, or if such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor. No Borrower will file or permit the filing of any consolidated income tax return with any Person (other than LSB).

          (n) Compliance with ERISA. No Borrower will, nor permit any employee pension benefit plan (as that term is defined in Section 3 of ERISA) maintained by such Borrower, any Subsidiary or any Related Person to (a) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Code, as amended from time to time, which is likely to result in a liability for such Person; (b) incur any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not waived which is likely to result in a liability of such Person; or (c) terminate any such benefit plan in a manner which could result in the imposition of a lien or encumbrance on the assets of such Person pursuant to Section 4068 of ERISA, the occurrence of which would have a Material Adverse Effect.

          (o) Compliance with Laws. The Borrowers will (i) comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards (collectively, "Laws") to which it may be subject, except where such noncompliance would not have a Material Adverse Effect or if any such Laws are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and (ii) promptly obtain, maintain, apply for renewal, and not allow to lapse, any authorization, consent, approval, license or order, and accomplish any filing or registration with, any court or judicial, administrative or governmental authority which is or becomes necessary in order that it perform in all material respects all of its obligations under this Agreement and the Security Documents and in order that the same are and remain valid and binding and effective in accordance with their terms and in order that the Purchasers may be able freely to exercise and enforce any and all of their rights under this Agreement and the Security Documents. Without affecting the Purchasers' or other registered holders' rights subsequent to the Closing Date, any matter disclosed in the Schedules hereto shall not be deemed a default under this Section 10.1(o) solely by virtue of its existence prior to the Closing Date.

          (p) Maintenance of Properties; Insurance. (i) The Borrowers will maintain or cause to be maintained in good repair, working order and condition (reasonable wear and tear excepted) all properties used or useful in, and deemed material to, the business of any Borrower and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, the failure of which could reasonably be expected to have a Material Adverse Effect. (ii) The Borrowers will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business, against loss or damage of the kinds customarily insured against by companies of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other companies. In any event, the Borrowers shall, at a minimum, comply with all maintenance, insurance and similar requirements under the Security Documents.

          (q) Title. As of the Closing Date and upon giving effect to the transactions contemplated hereby, except Liens and other matters that may constitute Permitted Exceptions and Liens permitted under Section 10.1(f), the Borrowers will have good and marketable title to all of the Mortgaged Properties and none of the Mortgaged Properties will be subject to any Liens, other than Permitted Exceptions and Liens permitted under Section 10.1(f) hereof.

          (r) Conduct of Business. No Borrower will engage in any business other than businesses engaged in by such Borrower on the date hereof, other businesses or activities substantially similar or related thereto, and other lines of business consented to by the registered holders of the Notes.

          (s) Capital Improvements. The Borrowers shall incur not less than $750,000 in the aggregate (and on a combined basis) per Fiscal Year for capital improvements and repair and maintenance of the Collateral.

          (t) Release of Guaranty. Within 90 days following the Closing Date, EDC shall have obtained a full release of its obligations as a guarantor under the Loan Agreement dated May 4, 1995, as amended, by and between Prime Financial Corporation and Bank IV Oklahoma, N.A.

          (u) Supply Contracts. Borrowers shall cause the suppliers of all supply contracts for ammonia and/or sulphur, pertaining to the Mortgaged Properties, now or hereafter entered into, to give their written consent (in form reasonably acceptable to Purchasers) to the security interest of Purchasers and other registered holders of Notes in and to such supply contracts within thirty (30) days after entering into such supply contracts and to deliver evidence of such written consent to Purchasers within such thirty (30) day period.

     10.2. Calculations. It is the understanding of the parties hereto that notwithstanding the obligation of the Borrowers to comply at all times with the covenants set forth in Sections 10.1(a), (b), (c), (d) and (e), the Borrowers shall have an affirmative obligation to calculate the ratios and other financial tests in Sections 10.1(a) through (d) once per quarter and
Section 10.1(e) once per Fiscal Year, and shall demonstrate compliance in accordance with Section 9.2(c).


                                ARTICLE 11.
                          [intentionally omitted]


                                ARTICLE 12.
             REGISTRATION, TRANSFER, AND SUBSTITUTION OF NOTES

     12.1. Note Register; Ownership of Notes. EDC, on behalf of the Borrowers, will keep at its principal office a register in which EDC will provide for the registration of the Notes and the registration of transfers of the Notes. EDC may treat the Person in whose name any Note is registered on such register as the owner thereof for the purpose of receiving payment of the principal of and the Premiums, if any, and interest on such Note and for all other purposes, whether or not such Note shall be overdue, and the Borrowers shall not be affected by any notice to the contrary.

     12.2. Transfer and Exchange of Notes. Upon surrender of any Note for registration of transfer or for exchange to EDC at its principal office, at the expense of the transferring parties, the Borrowers will execute and authenticate and deliver in exchange therefor a new Note or Notes in denominations, as requested by the registered holder or transferee, which aggregate the unpaid principal amount of such surrendered Note, provided such transfer or exchange does not violate applicable federal or state securities laws. Each such new Note shall be registered in the name of such Person as such registered holder or transferee may request, shall be dated so that there will be no loss of interest on such surrendered Note and shall be otherwise of like tenor.

     12.3. Replacement of Notes. Upon receipt of evidence reasonably satisfactory to EDC of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to EDC from the registered holder of such Note and financial information reasonably satisfactory to EDC verifying such registered holder's ability to provide such indemnification, or in the case of any such mutilation, upon the surrender of such Note for cancellation to EDC at its principal office, at the expense of the party requesting replacement, the Borrowers will execute, authenticate and deliver, in lieu thereof, a new Note of like tenor, dated so that there will be no loss of interest on such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been executed and delivered by the Borrowers shall not be deemed to be an outstanding Note for any purpose hereof.


                                ARTICLE 13.
                             PAYMENTS ON NOTES

     So long as a Purchaser or its nominee shall hold any Note, the Borrowers will pay all sums becoming due on such Note for principal, Premiums, if any, and interest in immediately available funds by the method and at the address specified for such purpose in the Schedule of Information for Payment and Notices at the end hereof (the "Schedule of Information for Payment and Notices"), or by such other method or at such other address as such Purchaser shall have specified from time to time to the Borrowers in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that any Note paid or prepaid in full shall be surrendered to the Borrowers for cancellation at its principal office. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either (a) endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon, or (b) surrender such Note to the Borrowers in exchange for a new Note or Notes pursuant to Section 12.2. The Borrowers will afford the benefits of this Article 13 to any registered holder of a Note that has made the same agreement relating to such Note as a Purchaser have made in this
Article 13.


                                ARTICLE 14.
                    EVENTS OF DEFAULT AND ACCELERATION

     14.1. Events of Default. The occurrence of any of the following conditions or events shall constitute an "Event of Default" under this
Agreement:

          (a) Payments. The Borrowers shall default in the payment when due of any principal, Premium, if any, or interest on any Note (whether the same becomes due and payable at maturity, by declaration or otherwise) or any other amounts owing hereunder; or

          (b) Representations, Etc. Any representation or warranty made in writing by or on behalf of any Borrower herein or in any Collateral Agreement or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          (c) Covenants. Any Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 10.1(f), (g), (h), (i), (j), (k), (l), (m), (n), (q), (r), (s),
(t) or (u) or clause (ii) of subsection (p), or (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 10.1(a), (b), (c), (d), (e) or (o) or clause (i) of subsection (p) and such default shall continue unremedied for a period of at least 10 calendar days after the earlier of (x) written notice to the defaulting party by any registered holder of a Note or (y) a Responsible Officer has knowledge of such default, or (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a) and (b) of this Section 14.1 or clauses (i) and (ii) of this subsection (c)) contained in this Agreement and such default shall continue unremedied for a period of at least 30 calendar days after the earlier of (x) written notice to the defaulting party by any registered holder of a Note or
(y) a Responsible Officer has knowledge of such default; or

          (d) Default Under Other Agreements. Any Borrower shall be in default under the Security Documents or the Environmental Indemnity Agreement; or

          (e) Default Under Other Debt. (i) Any Borrower shall default in the payment when due of any principal of or interest on any Debt (which Debt is in an aggregate principal amount of $2,000,000 or more) and such default shall not be waived or accrued within any applicable grace or cure period; or
(ii) the maturity of any Debt of a Borrower in an aggregate principal amount of $2,000,000 shall be accelerated or subject to acceleration due to a default thereunder; or

          (f) Bankruptcy, etc. Any Borrower shall commence a voluntary case concerning itself under title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor statute thereto (the "Bankruptcy Code"); or an involuntary case is commenced against a Borrower under the Bankruptcy Code and the petition is not controverted within 10 Business Days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of a Borrower; or a Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Borrower; or there is commenced against a Borrower any such proceeding which remains undismissed for a period of 60 days; or a Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or a Borrower suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or a Borrower makes a general assignment for the benefit of creditors; or any corporate action is taken by a Borrower for the purpose of effecting any of the foregoing; or

          (g) ERISA. (i) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan is, shall have been or is reasonably likely to be terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a Borrower or any Related Person has incurred or is reasonably likely to incur a liability to or on account of a Plan under Section 409, 502(i), 501(1), 515, 4062, 4063, 4064,
4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Code, or a Borrower or any Related Person has incurred or is reasonably likely to incur liabilities pursuant to one or more Welfare Plans that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA); and (ii) there shall result from any event or events described in clause (i) of this subsection (g) the imposition or granting of a Lien, or a liability or a material risk of incurring a liability; and (iii) any Lien or liability referred to in clause (ii) of this subsection (g) could reasonably be expected to have a Material Adverse Effect; or

          (h) Judgments. There shall remain in force, undischarged, unsatisfied, unstayed and unbounded, for more than 60 days, any final judgment entered against any one or more of the Borrowers which is not funded by insurance in due course in accordance with applicable insurance coverage, from which no further appeal may be taken and which, with other outstanding undischarged, unsatisfied, unstayed and unbounded final judgments against such Person not funded by insurance in due course in accordance with applicable insurance coverage, exceeds $2,000,000 in the aggregate.

     14.2.     Acceleration.

          (a)  Upon the occurrence of any Event of Default described in
Section 14.1(f), the unpaid principal amount of and accrued interest on the Notes shall automatically become due and payable, and there shall also be due and payable the applicable Premium in respect of the unpaid principal amount of the Notes, all without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or any other notice of any kind, which are hereby waived.

          (b)  (i) Upon the occurrence of an Event of Default described in
Section 14.1(a), any Purchaser or any other registered holder of a Note and
(ii) upon the occurrence of any Event of Default other than as described in
Section 14.1(a) or 14.1(f), any registered holder (if authorized by the Majority Holders) may at any time (unless all defaults shall theretofore have been remedied and all costs and expenses including, without limitation, reasonable attorneys' fees and expenses incurred by or on behalf of the registered holders of the Notes by reason thereof shall have been paid in full by the Borrowers) at its or their option, by written notice or notices to the Borrowers, declare all the Notes to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon, and there shall also be due and payable the applicable Premium in respect of the principal amount of the Notes so declared due and payable, all without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or any other notice of any kind (except as otherwise specifically provided herein), which are hereby waived. The Borrowers acknowledge that Purchasers purchased the Notes on the basis and assumption that Purchasers and the registered holders from time to time of the Notes would receive the payments of principal and/or interest set forth in
Section 2.1 and Articles 7 and 8 hereof for the full term of the Notes; therefore, whenever the maturity of the Notes has been accelerated by reason of an Event of Default, a tender of the amount necessary to satisfy any part or all of the indebtedness represented by the Notes paid at any time following such Event of Default and prior to a foreclosure or trustee's sale shall be deemed a voluntary prepayment, and such payment shall include the applicable Premium. Similarly, any purchase at a foreclosure sale or a trustee's sale shall be deemed a voluntary prepayment, and the registered holders of the Notes shall, to the extent permitted by law, receive out of the proceeds of such sale, in addition to all other amounts to which they are entitled, the applicable Premium.

     14.3. Remedies. If any Event of Default shall occur and be continuing, the registered holder of any Note at the time outstanding may proceed to protect and enforce the rights available to such registered holder at law, in equity, by statute or otherwise, whether for the specific performance of any agreement contained herein or, in the case of any registered holder of Notes, in such Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise. In case of a default in the payment of any principal of or Premium, if any, or interest on any Note, the Borrowers will pay to the registered holder thereof such further amount as shall be sufficient to cover the costs and expenses of collection, including, without limitation, reasonable attorneys' fees, expenses and disbursements incurred in connection therewith. No course of dealing and no delay on the part of any registered holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such registered holder's rights, powers or remedies except as expressly provided for herein. No right, power or remedy conferred hereby upon any registered holder of any Note or by any Note upon any registered holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Subject to Section 14.2(b), any registered holder or registered holders (other than a Borrower or any Affiliate) of, in the aggregate, a majority in principal amount of the Notes at the time outstanding (excluding any Notes directly or indirectly owned by a Borrower or any Affiliate) may at any time pursue any remedies available under this Agreement or any of the Collateral Agreements.


                                ARTICLE 15.
                                 EXPENSES

     The Borrowers will jointly and severally pay all reasonable out-of-pocket expenses in connection with the negotiation, execution and delivery, performance and enforcement, and amendment or waiver of any terms or provisions of this Agreement, any Collateral Agreement, and the Notes, including, without limitation: (a) the cost and expenses of preparing and reproducing this Agreement, the Collateral Agreements and the Notes, of furnishing all opinions of Special Counsel, Purchasers' special local counsel, and counsel for the Borrowers (including any opinions requested by Special Counsel as to any legal matter arising hereunder) and all certificates on behalf of the Borrowers and of the Borrowers' performance of and compliance with all agreements and conditions contained therein on its part to be performed or complied with; (b) the cost of delivering to each Purchaser's principal office, insured to such Purchaser's satisfaction, the Notes sold to such Purchaser hereunder; (c) the reasonable out-of pocket expenses and reasonable fees, expenses and disbursements of Special Counsel and Purchasers' special local counsel in connection with any amendments or waivers hereunder; and (d) the reasonable cost and expense related to title insurance and charges, survey, environmental audit, engineering and architect fees, recording fees, and real estate taxes contemplated herein or in the Collateral Agreements. The Borrowers also will pay, and will save Purchasers and each registered holder of any Notes harmless from, (i) all claims in respect of the fees of any brokers and finders, except those engaged by Purchasers, and (ii) any and all liabilities with respect to any taxes (including interest and penalties), other than federal income taxes, that may be payable in respect of
(A) the execution and delivery hereof and of the Collateral Agreements, (B) the issue of the Notes hereunder, and (C) any amendment or waiver under or in respect hereof, of any Collateral Agreement or of the Notes.


                                ARTICLE 16.
                               MISCELLANEOUS

     16.1. Survival. All representations, warranties and covenants contained herein, in the Notes and in any other Collateral Agreement or made in writing by or on behalf of the Borrowers in connection with the transactions contemplated hereby and thereby shall survive the execution and delivery hereof, any investigation at any time made by Purchasers or on Purchasers' behalf, the purchase of the Notes hereunder, or any disposition or payment of the Notes. All statements contained in any certificate delivered by or on behalf of a Borrower pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties of the Borrowers hereunder.

     16.2. Amendments and Waivers. Any term hereof or of the Notes may be amended (with written consent of the Borrowers), and the observance of any term hereof or of the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), only upon the written consent of the Majority Holders, provided that without the prior written consent of the registered holders of all the Notes at the time outstanding (excluding any Notes directly or indirectly owned by the Borrower or any Affiliate), no such amendment or waiver shall (a) extend the fixed maturity or reduce the amount or extend the time of payment of any principal or premium payable (whether as an installment or upon any prepayment) on any Note of such class; (b) reduce the percentage set forth above of the principal amount of the Notes, the registered holders of which are required to consent to any amendment or waiver set forth in such subdivision; or (c) change the percentage of the principal amount of the Notes, the registered holders of which may declare the Notes to be due and payable as provided in Section 14.2. Any amendment or waiver effected in accordance with this Section 16.2 shall be binding upon each registered holder of any Note, at the time outstanding, each future registered holder of any Note, and the Borrowers.

     16.3. Indemnification. The Borrowers will jointly and severally indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages and liabilities, joint or several (including all reasonable legal fees or other expenses reasonably incurred by any Indemnified Party in connection with the preparation for or defense of any pending or threatened claim, action or proceeding, whether or not resulting in any liability), to which such Indemnified Party may become subject (whether or not such Indemnified Party is a party thereto) under any applicable federal or state law or otherwise caused by or arising out of, or allegedly caused by or arising out of, this Agreement, any Collateral Agreement, or any transaction contemplated hereby, other than losses, claims, damages or liabilities resulting from any grossly negligent or unlawful act by Indemnified Party seeking indemnification hereunder. THESE PROVISIONS ARE INTENDED TO INDEMNIFY THE INDEMNIFIED PARTIES AGAINST THE RESULTS OF THEIR OWN NEGLIGENCE.

     Promptly after receipt by an Indemnified Party of notice of any claim, action or proceeding with respect to which an Indemnified Party is entitled to indemnity hereunder, such Indemnified Party will notify EDC on behalf of the Borrowers of such claim or the commencement of such action or proceeding, provided that the failure of an Indemnified Party to give notice as provided herein shall not relieve the Borrowers of their obligations under this Section
16.3 with respect to such Indemnified Party, except to the extent that the Borrowers are actually prejudiced by such failure. The Borrowers will assume the defense of such claim, action or proceeding and will employ counsel satisfactory to the Indemnified Party and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party will be entitled, at the expense of the Borrowers, to employ counsel separate from counsel for the Borrowers, and for any other party in such action, if the Indemnified Party reasonably determines that a conflict of interest and in such event Borrowers shall not be responsible for the payment of reasonable fees and expenses to more than one law firm to represent all of the Indemnified Parties. If an Indemnified Party appears as a witness in any action or proceeding brought against a Borrower or any of its respective Affiliates (or any of their partners, officers, directors or employees) in which an Indemnified Party is not named as a defendant, the Borrowers agree to reimburse such Indemnified Party for all out-of-pocket expenses incurred by it (including fees and expenses of counsel) in connection with the appearance as a witness. The Indemnified Party shall settle no claim or take any other action prejudicing a Borrower's defense without the consent of such Borrower, which consent will not be unreasonably withheld or delayed. Purchaser agrees to reasonably cooperate with the Borrowers in the defense of any such action or proceeding.

     16.4.     Usury Not Intended.   The Borrowers, Purchasers and all other
registered holders of any Notes intend to conform strictly to the usury laws in force that apply to the transactions evidenced or contemplated hereby. Accordingly, all agreements among the Borrowers, Purchasers, and any other registered holder of any Notes, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of the Notes, or otherwise, shall the interest (and all other sums that are deemed to be interest) contracted for, charged, received, paid or agreed to be paid exceed the Highest Lawful Rate (as defined below). The Borrowers and Purchasers stipulate and agree that the terms and provisions contained in this Agreement and the Collateral Agreements are not intended to and shall never be construed to create a contract to pay for the use, forbearance or detention of money an amount in excess of the maximum amount permitted to be charged by applicable law, if any.

     Anything in this Agreement or the Collateral Agreements to the contrary notwithstanding, neither the Borrowers nor any other party now or hereafter becoming liable for payment of the Notes shall ever be required to pay interest on or with respect to the Notes or any other obligation hereunder at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest that would otherwise be payable under this Agreement or on or with respect to the Notes would exceed the Highest Lawful Rate, or if the registered holders of such Notes or obligation shall receive anything of value that is deemed or determined to constitute interest that would increase the effective rate of interest payable under this Agreement or on or with respect to the Notes or the Collateral Agreements to a rate in excess of the Highest Lawful Rate, then (a) the amount of interest that would otherwise be payable under this Agreement, the Notes or the Collateral Agreements shall be reduced to the amount allowed at the Highest Lawful Rate under applicable law, and
(b) any unearned interest paid by the Borrowers or any interest paid by the Borrowers in excess of the Highest Lawful Rate shall, at the option of the registered holders of the Notes, be either refunded to the Borrowers or credited on the principal of such Notes. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by any registered holder of the Notes, or under this Agreement, that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate, shall be made, to the extent permitted by applicable law (now or, to the extent permitted by law, hereafter enacted) governing the Highest Lawful Rate, by (i) characterizing any nonprincipal payment as an expense, fee or premium rather than as interest, and (ii) amortizing, prorating, allocating and spreading in equal parts during the period of the full term of the Notes (including the period of any renewal or extension thereof), all interest at any time contracted for, charged or received by such registered holder in connection therewith. As used in this
Section 16.4, the term "Highest Lawful Rate" means the maximum nonusurious rate of interest permitted from time to time to be contracted for, taken, charged or received with respect to the Notes by the registered holders thereof, under applicable law as in effect with respect to this Agreement or the Notes.


     16.5.     Notices.

          (a) For all purposes under this Agreement, the address of the Borrowers shall be c/o El Dorado Chemical Company, 16 South Pennsylvania,
Oklahoma City, OK 73107, Attention:                     , telecopy no. (405)
235-5067, with a copy to the General Counsel of LSB at the above address, telecopy no. (405) 236-1209, and for each Purchaser shall be the address set forth on the Schedule of Information for Payment and Notices or such other address of which all such Persons have received ten (10) days prior written notice.

          (b) Any notice, demand, request or report required or permitted to be given or made to the Borrowers or Purchasers under this Agreement shall be in writing and shall be deemed given or made when delivered in person, when sent if by overnight courier or telecopy (if followed by hard copy) or five
(5) Business Days after the date when sent by United States registered or certified mail to any such Person at its address referenced in Section 16.5(a) above.

     16.6. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by Purchasers at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to Purchasers, may be reproduced by a Purchaser or the registered holder of any Notes by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and Purchaser or the registered holder of any Notes may destroy any original document so reproduced. The Borrowers agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser or the registered holder of any Notes in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     16.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and shall inure to the benefit of and be enforceable by any registered holder or registered holders from time to time of any Notes. The representations, warranties and covenants of the Borrowers hereunder are intended to be for the benefit of, and inure to, all registered holders from time to time of any of the Notes.

     16.8. Invalid Provisions. If any provision hereof or any application thereof shall be invalid or unenforceable, the remainder hereof and any other application of such provision shall not be affected thereby.

     16.9. Headings. The Table of Contents and Section headings herein are for purposes of reference only and shall not constitute a part hereof.

     16.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     16.11. Further Action. The parties shall execute all documents, provide all information, and take or refrain from taking all actions as may be necessary or appropriate to achieve the purposes of this Agreement.

     16.12. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Borrower, except as otherwise expressly provided herein.

     16.13. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition. No single or partial exercise of any power or right shall preclude any other or further exercise thereof or the exercise of any other power or right. No waiver by a party of any right hereunder or of any default by another shall be binding upon such party unless in writing.

     16.14.    Entire Agreement.  THIS WRITTEN AGREEMENT REPRESENTS THE
FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     16.15. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF OKLAHOMA (WITHOUT REGARD TO ITS CONFLICT OF LAW PROVISIONS).

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                              BORROWERS:

                              EL DORADO CHEMICAL COMPANY


                              By:
                                 Name:
                                 Title:


                              NORTHWEST FINANCIAL CORPORATION


                              By:
                                 Name:
                                 Title:


                              SLURRY EXPLOSIVE CORPORATION


                              By:
                                 Name:
                                 Title:

                              PURCHASERS:

                              JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY


                              By:
                                 Name:
                                 Title:

                              JOHN HANCOCK VARIABLE LIFE INSURANCE
                              COMPANY


                              By:
                                 Name:
                                 Title:

                              JOHN HANCOCK LIFE INSURANCE COMPANY OF
                              AMERICA


                              By:
                                 Name:
                                 Title:

                              NYNEX MASTER PENSION TRUST

                              By:  Mellon Bank, N.A., as Trustee


                                   By:
                                      Name:
                                      Title:

                              THE LONG-TERM INVESTMENT TRUST

                              By:  Mellon Bank, N.A., as Trustee


                                   By:
                                      Name:
                                      Title:


                              SIGNATURE 1A (CAYMAN), LTD.

                              By:  John Hancock Mutual Life Insurance
                                   Company, Portfolio Adviser


                                   By:
                                      Name:
                                      Title:


                                SCHEDULE I





Purchaser
Fixed Notes
Floating Notes


John Hancock Mutual Life Insurance
Company - General Account
$13,000,000
$13,000,000


John Hancock Mutual Life Insurance
Company - GBSA
$1,500,000
$1,500,000


John Hancock Variable Life Insurance
Company
$2,000,000
$2,000,000


John Hancock Life Insurance Company
of America
$1,000,000
$1,000,000


The Long-Term Investment Trust
$3,000,000
$3,000,000


NYNEX Master Pension Trust
$2,000,000
$2,000,000


Signature 1A (Cayman), Ltd.
$2,500,000
$2,500,000